Exhibit 99.1

Michael Kramer Named CEO of FSGBank

Banking Veteran Will Bring Deep Experience, Strong Leadership

CHATTANOOGA, Tenn., December 6, 2011 – Financial services veteran Michael Kramer has been named chief executive officer of FSGBank, N.A., a $1.1 billion bank headquartered in Chattanooga, Tennessee with 31 full-service offices in eastern and middle Tennessee and northern Georgia. FSGBank is the community bank subsidiary of First Security Group, Inc. (NASDAQ: FSGI).

“Mike has the relevant experience, dynamic leadership style, and financial acumen to help this organization prosper and grow,” said First Security Group and FSGBank Lead Director Carol H. Jackson. “We are delighted to welcome him aboard after an extensive national CEO search.”

Mr. Kramer most recently was managing director of Ridley Capital Group, a private equity/merchant banking firm focused on financial service companies. He has more than 20 years of executive leadership in commercial and retail banking, correspondent banking, credit and risk management, treasury management services, banking operations/technology and market management.

For the past decade he has focused on operational and credit turnarounds in super-community and community banks, and has worked extensively with regulatory agencies including the Federal Reserve Bank and Office of the Comptroller of the Currency.

Mr. Kramer succeeds Roger Holley, who resigned as CEO in April 2011. Mr. Kramer will also serve as a director of FSGBank, subject to regulatory non-objection.

“I am very excited about the future of FSGBank,” Mr. Kramer said. “This is a company with a solid foundation, great possibilities and excellent markets, which are all of the ingredients critical to building a successful, profitable community bank. We will dedicate every resource to continuous improvement of the bank: serving business and individual customers with the professional service they deserve, while being efficient and productive. Equally important, we expect FSGBank and its officers to be woven into the fabric of our communities by supporting and serving with some of the great non-profits that exist in our markets.”

Prior to his tenure with Ridley Capital, Mr. Kramer was president and CEO of Ohio Legacy Corporation, a bank holding company based in Wooster, Ohio. During his five-year tenure, he led a Board and management reorganization, executing a successful credit turnaround strategy and balance sheet transformation. As a result of the reorganization, the company was recapitalized by Excel Bancorp.

From 1999 to 2004 he was chief operating officer and chief technology officer at Evansville, Indiana-based Integra Bank Corporation, where he led a team that transformed operating, technology and product platforms. His teams built the bank’s Treasury Management, Electronic Banking and Mortgage Banking businesses.

Among other career highlights, Mike led the correspondent banking practice at Cincinnati-based Star Bank, N.A. (subsequently acquired by US Bank) building the practice into the second largest Correspondent Bank in Kentucky and Ohio, was a member of the Strategic Advisory Board for Fiserv/CBS from 2001 to 2004 and led various key initiatives with Deluxe Corporation, a Fortune 500 financial services company.

Mr. Kramer and his wife Meg have been active on various boards in the communities in which they’ve lived including the Canton Symphony Orchestra, Main Street Wooster, North Coast Young Life, Wooster Arts Jazz Festival and The BioHio Research and Development Center Board.

He earned his undergraduate degree from Grove City College and has served there as an Adjunct Professor of Entrepreneurship focusing on Banking and Risk Management.

Founded in 1999, First Security’s community bank subsidiary, FSGBank, has 31 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning and Internet banking services (www.FSGBank.com).

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Contact:	John R. Haddock, CFO
(423) 308-2075